Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

of Summit Materials, Inc.:

We consent to the use of our report dated October 8, 2014, with respect to the balance sheet of Summit Materials, Inc. as of September 26, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

December 18, 2014